As filed with the U.S. Securities and Exchange Commission on May 16, 2019
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Ceragon Networks Ltd.
(Exact Name of Registrant as Specified in its charter)

Israel	N/A
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

24 Raoul Wallenberg Street
Tel Aviv 69719, Israel
 972-3-543-1000

(Address, including Zip Code, and Telephone Number, Including Area Code of Principal Executive Offices)

Ceragon Networks Ltd. Amended and Restated Share Option and RSU Plan (the “Plan”)

 (Full Title of the Plan)
Ceragon Networks, Inc.
 Overlook at Great Notch, 150 Clove Road, 9th Floor,
 Little Falls, NJ 07424, USA
(201) 853-0231

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Richard H. Gilden, Esq.	Ira Palti
Kramer Levin Naftalis & Frankel LLP	Ceragon Networks Ltd.
1177 Avenue of the Americas	24 Raoul Wallenberg Street
New York, New York 10036	Tel Aviv 69719, Israel
Tel: 212-715-9486	Tel: 972-3-543-1000
Fax: 212-715-8085	Fax: 972-3-543-1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filing ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
____________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Ordinary Shares, par value NIS 0.01 per share (“Ordinary Shares”)	1,200,000	(2)	$3.025	(3)	$3,630,000	(3)	$440

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares that may become issuable under the Plan, by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of Ordinary Shares of the Registrant.

(2)
Represents an additional 1,200,000 Ordinary Shares issuable under the Plan, over and above the number of Ordinary Shares issuable under the Plan that were previously registered under the Securities Act.

(3)
Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per Ordinary Share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices per share of the Ordinary Shares of the Registrant as reported by The Nasdaq Global Select Market on May 15, 2019, which is within five (5) business days prior to the date of this Registration Statement.

EXPLANATORY NOTE

This Registration Statement relates to an increase of an additional 1,200,000 Ordinary Shares of Ceragon Networks Ltd. (the “Registrant”) that are being issued and sold, or may be issued and sold, upon exercise of options or restricted share units granted by the Registrant to participants in the Plan.

Reference is made to the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2004 (Registration No. 333-117849), August 15, 2006 (Registration No. 333-136633), May 5, 2009 (Registration No. 333-158983), December 30, 2009 (Registration No. 333-164064),   April 4, 2011 (Registration No. 333-173480), April 17, 2013 (Registration No. 333- 187953) and May 12, 2015 (Registration No. 333-204090) (together, the “Prior Registration Statements”), pursuant to which a total of 12,431,080 Ordinary Shares issuable under the Plan were registered under the Securities Act.  Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference in their entirety, except as otherwise updated or modified by this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(i)
The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, as amended by Form 20-F/A, filed with the Commission on April 1, 2019 and April 2, 2019, respectively (File No. 000-30862);

(ii)	The Registrant’s Reports of Foreign Issuer on Form 6-K, filed with the Commission on February 20, 2019 regarding nomination of our new CFO (File No. 000-30862); and

(iii)
The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 4, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, and all Reports of Foreign Private Issuer on Form 6-K submitted by the Registrant to the Commission during such period, or portions thereof, that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 8. EXHIBITS

The following is a list of exhibits filed as a part of this Registration Statement and incorporated herein:

EXHIBIT NO.	DESCRIPTION
4.1
Articles of Association of the Company, as amended September 20, 2016 (incorporated herein by reference to Exhibit 1.2 to the Company’s Annual Report on Form 20-F for the year 2016 (No. 000-30862), filed with the Securities and Exchange Commission on April 7, 2017)

5.1	Opinion of Shibolet & Co.
23.1	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm, a Member of Ernst & Young Global
23.2	Consent of Mazars Auditores Independentes S.S.
23.3	Consent of Shibolet & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages to this Registration Statement)

ITEM 9. UNDERTAKINGS

(a)          The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus of any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on the 16th day of May 2019.

Ceragon Networks Ltd.

By:	/s/Ira Palti
Ira Palti
President and Chief Executive Officer

POWER OF ATTORNEY

 Each of the undersigned appoints Ira Palti, Doron Arazi and Michal Lavee Machlav, and each of them singly,  his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them singly, for him or her and his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Ceragon Networks Ltd., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any or each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Zohar Zisapel Zohar Zisapel	Chairman of the Board of Directors	May 16, 2019
/s/ Ira Palti Ira Palti	Director, President and Chief Executive Officer (principal executive officer)	May 16, 2019
/s/ Ran Vered Ran Vered	Chief Financial Officer (principal financial and accounting officer)	May 16, 2019
/s/Shlomo Liran Shlomo Liran	Director	May 16, 2019
/s/ Yael Langer Yael Langer	Director	May 16, 2019
/s/ Avi Berger Avi Berger	Director	May 16, 2019
/s/ Avi Eizenman Avi Eizenman	Director	May 16, 2019
/s/ Meir Sperling Meir Sperling	Director	May 16, 2019

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed the Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the United States on May 16, 2019.

Ceragon Networks, Inc.

By:	/s/ Charles Meyo
Charles Meyo
Regional President North America

INDEX TO EXHIBITS

The following is a list of exhibits filed as part of this Registration Statement:

EXHIBIT NO.	EXHIBIT
4.1
Articles of Association of the Company, as amended September 20, 2016 (incorporated herein by reference to Exhibit 1.2 to the Company’s Annual Report on Form 20-F for the year 2016 (No. 000-30862), filed with the Securities and Exchange Commission on April 7, 2017)

5.1	Opinion of Shibolet & Co. regarding the legality of ordinary shares being registered
23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global
23.2	Consent of Mazars Auditores Independentes S.S.
23.3	Consent of Shibolet & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages to this Registration Statement)